AMENDMENT TO THE

                         ARTICLES OF INCORPORATION

                                     OF

                           OFFICE MANAGERS, INC.

          Office Managers, Inc., a corporation organized under the laws of the State of Nevada, September 19, 2000, hereby adopts the following

Articles of Amendment to its Articles of Incorporation pursuant to the provisions of Chapter 78 of Nevada Revised Statutes (the "Statute"),

Sections 78.385 and 78.390.


                                     I


     The Articles of Incorporation shall be amended to read as follows:


                                 ARTICLE I


                                    NAME


     The name of the corporation is: Omega Ventures Group, Inc.


                                ARTICLE III


                               CAPITAL STOCK


     The Corporation is authorized to issue two classes of shares to be designated as "Common Stock" and "Preferred Stock" which may be increased or decreased from time to time in accordance with the provisions of the

Statute.  No shares shall be entitled to pre-emptive rights.


     Common Stock


     The total number of shares of Common Stock the Corporation is authorized to issue is Four Hundred million (400,000,000) shares $.001 par value per share.


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
     Terms of Common Stock.
     ----------------------

          1.   Voting Rights.  Except as otherwise expressly provided by
               --------------
law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.

          2.   Liquidation Rights.  Subject to any prior or superior rights
               -------------------
of liquidation as  may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation,

dissolution or winding up of the affairs of the Corporation, the holders of stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution.  Such assets and funds shall be divided among and paid to the holders of Common

Stock, on a pro-rata basis, according to the number of shares of Common

Stock held by them.

          3.   Dividends.  Dividends may be paid on the outstanding shares
               ----------
of Common Stock as and when declared by the Board of Directors, out of funds legally available therefor.

          4.   Residual Rights.  All rights accruing to the outstanding
               ----------------
shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.

     Preferred Stock
     ---------------

     The total number of shares of Preferred Stock the Corporation is authorized to issue is ten million (100,000,000) shares $.001 par value per share.  The Preferred Shares may be issued in one or more series and the designations, powers, conversion privileges, preferences, and other special rights, and the qualifications, limitations and restrictions of the

Preferred Shares or any series of such shares shall be established by the

Board of Directors of the Corporation.

                                     2

                                     II

     The date of the adoption of the foregoing amendments by a duly constituted quorum  of the shareholders was November 7, 2003.  The number of shares outstanding in the Corporation and entitled to vote on the amendment was 36,673,500.  All stock in the Corporation is entitled to one
              ----------
vote per share for each matter coming before the meeting of the

shareholders.   The number of shares that voted in favor of the amendment

were 24,954,700.  The number of shares that voted against the above
     ----------
amendments was 147,000.
               -------


     IN WITNESS HEREOF, this Amendment to the Articles of Incorporation have been executed on this 7th day of November, 2003.



                              By: /s/ John M. Hickey
                              ---------------------------
                              John M. Hickey, President


                              By: John R. Rask
                              ----------------------------
                              John R. Rask, Secretary


STATE OF UTAH                 )
                              :
                              ss.
COUNTY OF SALT LAKE           )


On the 7TH day of November, 2003, personally appeared before me, a Notary

Public, John M. Hickey and John R. Rask, who acknowledged that they are respectively the President and Secretary of Office Managers, Inc. and that they are authorized to and did execute the above instrument.

/s/ Sara Marchant
-----------------------------
Notary Public
                              My Commission Expires   4-3-05
                                                      ------



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